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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
May 19, 2003

MINERA ANDES INC.
(Exact name of registrant as specified in its charter)

ALBERTA, CANADA
(State or other jurisdiction of incorporation)

000-22731	None
(Commission File No.)	(IRS Employer ID)

3303 N. Sullivan Road
Spokane, Washington 99216
(Address of principal executive offices and Zip Code)

(509) 921-7322
(Registrant's telephone number, including area code)

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ITEM 5.       OTHER INFORMATION AND REGULATION FD DISCLOSURE

Minera Andes Inc., announced that it has signed an Arrangement Agreement with La Mancha Resources Inc. which commits the two companies to proceed to a merger.

The merger calls for the shareholders of La Mancha to receive 4.5 shares of Minera Andes for each share in La Mancha and thus become shareholders in Minera Andes. The combined company, with common shareholders, will be renamed La Mancha Mining Inc. As part of the merger arrangements, Minera Andes proposes to consolidate its shares on the basis of 4.5 existing shares of Minera Andes for one share in La Mancha Mining Inc. The practical effect of this will be that, after the merger and consolidation, each existing La Mancha share will be exchanged for one share in La Mancha Mining Inc. The merger is subject to the approval of La Mancha=s shareholders.

The technical and financial strengths of the combined companies will result in a company that can bring both the necessary capital as well as the technical expertise needed to best exploit the potential of the existing portfolio of exploration and development properties in Argentina. It is proposed that Allen Ambrose and Brian Gavin, Minera=s executive management, who have a proven record of successfully finding exploration properties in South America (gold resources over 6 million oz), will continue to direct operational activities and develop the exploration assets of the combined company, while the senior executive of La Mancha, Mr. Walter Berukoff, will act as executive chairman.

Mr. Berukoff is well known for his previous involvement in the mining industry in North and South America as founder of Miramar Mining and Northern Orion. The latter held significant precious and base metals exploration properties in Argentina and elsewhere in South America. Mr. Berukoff relinquished his position as chairman for personal reasons in 1998. In addition, he is the chief executive of Red Lion Management, a successful merchant banking company with diversified interests, including Leisure Canada Inc., a property and hotel development company.

As a precondition to the merger, the proposal requires the completion of final due diligence by each company, the receipt of "Fairness Opinions" by the board of each company, and appropriate regulatory approvals. The Fairness Opinions will review the fairness of the proposed merger to the shareholders of each company; this is a prerequisite to final board approvals to the transaction.

It is also a proposed condition of the merger that a private placement be completed prior to completion of the merger, so as to ensure that the combined company has sufficient working

Minera Andes Inc. capital to advance its interests in its various exploration and development projects. In particular, it is the intention of Minera Andes to maintain its 49% interest in the San Jose project presently being developed by Mauricio Hochschild & Cia. Ltda. of Lima, Peru.

Following the merger, the company will have two resource-backed projects and a portfolio of active exploration projects in Argentina. Minera Andes already has the advanced stage exploration project at Huevos Verdes with a resource under development (see Minera Andes News Release dated May 14, 2003). Also, La Mancha brings its interest in 100% of the Hualilan project in San Juan province, on which La Mancha has reported a gold/silver resource (see La Mancha News Release dated May 14, 2003) and also holds 10,000 hectares (24,700 acres) of surrounding mineral exploration lands. Minera Andes other exploration properties comprise a total of about 198,000 hectares ( 489,000 acres) of exploration lands in San Juan, Chubut and Santa Cruz provinces. The combined property portfolio would include gold, silver, and copper exploration prospects.

Minera Andes presently has 37,009,197 issued and outstanding shares.

ITEM 7.       FINANCIAL STATEMENTS AND EXHIBITS

Exhibits
10.1	Arrangement Agreement
99.1	News Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: May 19, 2003.

MINERA ANDES INC.
BY:	/s/ Allen V. Amborse
Allen V. Ambrose, President